FUEL TECH, INC.
2014 LONG-TERM INCENTIVE PLAN
NON-EMPLOYEE DIRECTOR’S STOCK OPTION AWARD AGREEMENT
This STOCK OPTION AWARD AGREEMENT (this “Agreement”) is made as of [DATE] (the “Grant Date”) between Fuel Tech, Inc., a Delaware corporation, (the “Company”) and [NAME] (the “Participant”). Capitalized terms not defined herein shall have the meanings set forth in the Plan;
WHEREAS, the Company desires to afford to the Participant an opportunity to purchase Shares pursuant to the grant of a non-qualified stock option award under the Company’s 2014 Long-Term Incentive Plan (as may be amended, modified or restated from time to time, the “Plan”); and
WHEREAS, the Participant desires to obtain such opportunity.
NOW THEREFORE, the parties agree, as follows:
1.    Option Grant. The Company grants to the Participant as of the Grant Date the right to purchase (the “Option”) [NUMBER] shares of common stock of the Company, par value $0.01 per share (the “Option Shares”) at the exercise price per share of U.S.$___. The Option and any Shares acquired through the exercise of the Option are subject, in all respects, to the terms and conditions of the Plan and to the following terms and conditions.
2.    Term. The Option shall terminate and shall no longer be exercisable ten years from the Grant Date.
3.     Vesting. The Option shall be immediately exercisable, in whole or in part, with respect to all of the Option Shares.
4.    Method of Exercise. The Option may be exercised only by one or more notices from time to time in writing of the Participant’s intent to exercise the Option, or a portion thereof, delivered to the Equity Administration Department of the Company accompanied by the Participant’s check in the amount of the exercise price.
5.    Notices. Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) facsimile, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery. Notice to the Company shall be directed to:
Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, Illinois 60555
Attention: General Counsel
Notices to or with respect to the Participant will be directed to the Participant, or to the Participant’s executors, personal representatives or distributees, if the Participant is deceased, or the assignees of the Participant, at the Participant’s most recent home address on the records of the Company. The Company or the Participant may change the person and/or address to which the other party must give notice under this Section 5 by giving the other party written notice of such change, in accordance with the procedures described above.
6.    Governing Law; Venue. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of laws principles that would cause another jurisdiction’s laws to be applied. The Company and the Participant hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of any Illinois State court or federal court of the United States of America sitting in the Northern District of Illinois and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and the Company and the Participant hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such Illinois State court or, to the extent permitted by law, in such federal court.
7.    Entire Agreement; Counterparts. The terms of this Agreement and the Plan constitute the entire agreement between the Company and the Participant with respect to the subject matter hereof and supersede any and all previous agreements between the Company and the Participant. This Agreement may be signed in counterparts.
IN WITNESS WHEREOF, the Company and the Participant have each executed this Agreement, all as of the day and year first above written.

FUEL TECH, INC.

By:    [NAME]

Title: Secretary    Participant